EXHIBIT 10.1

Vicente Teixeira

Chief Personnel Officer

Mr. D. Benedict Pearcy

Dear Ben,

I am very happy to confirm the following terms and conditions in connection with your promotion to the position of Chief Development Officer and Managing Director Sugar and Bioenergy based in White Plains, New York and reporting directly to Alberto Weisser:

Effective Date: February 1, 2009

Since your relocation to White Plains will not take place until June 1, 2009, the terms and conditions are divided in two distinct time frames:  period one covering the period from February 1 to August 31, 2009 and period two beginning with your relocation to White Plains effective September 1, 2009:

Period 1:

1.                        Base Salary: Your base salary will be $430,000 per annum payable in 12 installments per year converted to Swiss Francs based on the average daily exchange rate for the three month period ending January 27, 2009.

2.                        Annual Incentive Program: You will continue to be eligible for consideration for an award under the Company’s Annual Incentive Program. As Chief Development Officer and Managing Director Sugar and Bioenergy, the “target” of your annual incentive award is 75% of your base salary, with a maximum upward potential of 2.5 times this amount. Note that the actual annual award will be determined based on your individual contribution during each performance year as well as on the results achieved against select financial metrics. Bonuses, if due, are typically paid in the first quarter of the year following the announcement of financial results for the performance year and are contingent upon your continued employment with the Company at the time they are to be paid.

3.                       Long Term Incentive Program: You will continue to be eligible for consideration for awards under the Company’s Equity Incentive Program.  The value of this award is established annually by the Compensation Committee of the Board based on a competitive analysis of Bunge’s peer companies and other factors which impact the business.  Awards are typically granted in the form of stock options and/or performance based restricted stock units during the first quarter of each year.

Note that target amounts as well as the metrics, pay-out formulas and conditions of both the annual incentive program as well as those of the long-term incentive program, may be periodically revised or altered to reflect changing business or market conditions. Should changes occur you will receive appropriate notice.

4.                        Benefits: You will be maintained on the Geneva benefits plans until your relocation to the White Plains area.

Period 2:

1.            Base Salary: Your base salary will be $430,000 per annum payable in 24 installments per year.  Your salary will be reviewed to consider relevant market rates during our annual salary review process in March 2010 and annually thereafter.

2.           Annual Incentive Program: You will continue to be eligible for consideration for an award under the Company’s Annual Incentive Program. As Chief Development Officer and Managing Director Sugar and Bioenergy, the “target” of your annual incentive award is 75% of your base salary (i.e., currently $322,500 per year), with a maximum upward potential of 2.5 times this amount. Note that the actual annual award will be determined based on your individual contribution during each performance year as well as on the results achieved against select financial metrics. Bonuses, if due, are typically paid in the first quarter of the year following the announcement of financial results for the performance year and are contingent upon your continued employment with the Company at the time they are to be paid.

3.           Long Term Incentive Program: You will continue to be eligible for consideration for awards under the Company’s Equity Incentive Program.  The value of this award is established annually by the Compensation Committee of the Board based on a competitive analysis of Bunge’s peer companies and other factors which impact the business.  Awards are typically granted in the form of stock options and/or performance based restricted stock units during the first quarter of each year.

Note that target amounts as well as the metrics, pay-out formulas and conditions of both the annual incentive program as well as those of the long-term incentive program, may be periodically revised or altered to reflect changing business or market conditions. Should changes occur you will receive appropriate notice.

4.            Benefits: Bunge also offers a competitive package of employee benefits. For your information, listed below in summary format are some features of our key benefits. Please note that, depending on business conditions and competitive environment, the Company reserves the right to change these benefits at any time without a retroactive impact on you. Should you need clarification on any specific item, please contact me. Additional information will be sent to you upon your transfer to the White Plains area.

a.             Group Medical Coverage:

-                                         Becomes effective on your transfer date.

-                                         Covers all pre-existing conditions.

-                                         Offers a national PPO administered by UnitedHealthcare or by BlueCross/BlueShield.

-                                       The current monthly cost of this program is approximately $106 for single coverage, $211 for the employee plus one family member and $271 for family coverage with deductions taken on a pre-tax basis.

b.             Dental Insurance:

-                                         Offered by Delta Dental. Becomes effective on your date of transfer.

-                                         The current monthly cost of this program is approximately $6 for single coverage, $13 for the employee plus one family member and $18 for family coverage with deductions also taken on a pre-tax basis.

c.             Life Insurance & AD&D:

-                                         Becomes effective on your transfer date.

-                                         Presently, this plan is provided at no cost to you.

-                                         The benefit is two times your annual base salary.

d.             Short Term Disability (STD):

-                                         Becomes effective on your transfer date.

-                                         This program provides disability pay for illnesses or disabilities incurred off the job.

-                                         Presently, the plan is provided at no cost to you.

-                                         The duration of this benefit is up to 26 weeks based on the length of your service.

e.             Long Term Disability (LTD):

-                                         You are eligible to enroll on your transfer date.

-                                         The plan is optional and provided at a cost of $0.36 per $100 of monthly base salary up to a maximum monthly salary of $10,000

-                                         You may elect to obtain coverage paying for the premium on a pre-tax basis (in which case benefits paid will be considered taxable income) or on an after-tax basis (in which case benefits, if paid, will not be taxable).

-                                         When eligible, benefits under this plan will begin after your 26th week of disability.

f.               Bunge Savings Plan: (401 (k) Plan):

-                                         You are eligible to participate in this plan upon your transfer date.

-                                         Based on the present provisions you may contribute between 1% and 50% (in 1% increments) of your base pay per year on a pre-tax basis — for 2009 these contributions are capped at $16,500.

-                                         Currently, the Company will match $1 for every pre-tax dollar you contribute to the Plan up to 3% of your salary and 50% on contributions made on the next 2% of your salary.

-                                         In addition, participants aged 50 or more can make additional (unmatched) pre-tax contributions.  For 2009, the maximum “catch-up” contribution is $5,500.

-                                         Both Company and your individual contributions are immediately vested.

-                                         You may direct your investments in any combination of the funds offered.

-                                         Hardship withdrawal as well as loan options are available.

g.             Pension Program:  Currently, Bunge also offers a defined benefit pension program. Overall, the program offers a benefit equal to 1% of your final average earnings (of the highest 5 consecutive years) per year of service plus .5% of the amount by which these earnings exceed career average social security wage basis. As a U.S. based member of the Executive Committee of Bunge, you are eligible to participate in the Bunge U.S. Supplemental Executive Retirement Program (SERP) and your “earnings” for purposes of the SERP will be calculated based on your salary earned plus 100% of the annual bonus actually earned effective with your relocation to the U.S.

Based on your past service with the Company, you are fully vested in the US pension plan and you have 3 years and 4 months of credited service in the plan as a result of your previous employment with Bunge in the U.S.

h.             Perquisite Allowance: As a US-based Executive Committee member you will also receive a flexible perquisite allowance of $9,600 per annum payable in 24 installments per year.

i.                 Vacation: You are eligible for four weeks of vacation per year.

j.                 Holidays: The following holidays are currently recognized by the Company:

New Years Day	Labor Day	Presidents Day
Good Friday	Independence Day	Memorial Day
Thanksgiving Day	Day after Thanksgiving	Christmas Day

You will also be eligible for two optional holidays per year.

All benefit programs are revised periodically to reflect an appropriate degree of competitiveness. Overall, we target to position our pension programs at the median of our peer group of select public companies. Should changes occur to any of our programs, you will receive appropriate notice.

5.            Relocation:  To ease the transfer process, Bunge will make available to you certain special benefits and facilities. These are:

a)           Relocation Allowance:  To compensate for transitional living conditions associated with setting up a new home and the income tax on certain allowances, Bunge will pay you a relocation allowance equal to 3 months base salary ($107,500 gross). If for any reason the move is not completed, this payment must be returned to the Company.  Please note this payment is subject to US taxes.

b)      Moving Expenses:  Under Bunge’s Relocation Program, Bunge will pay for reasonable and customary expenses incurred related to your move to the White Plains area, e.g. surface shipment and insurance costs for up to one 40 foot container of personal and household effects from Switzerland to the US and air shipment and insurance costs for up to 400 lbs.  Please note, we do not cover the insurance costs of unusual/unique antiques, artwork, jewelry and collectibles

c)        Temporary Living:  Also covered by the relocation program are costs associated with temporary living accommodation in the general office area in White Plains until you are able to move to new permanent housing.  Please note that pets are not accepted in temporary accommodation.  We generally expect temporary living to be completed in approximately 60 days of the transfer.

d)       Home Leasing: You will be reimbursed for the broker’s commission associated with the leasing of your current residence in Switzerland at a rate not to exceed one month’s rent.

e)           Apartment Rental: You will be reimbursed for the broker’s commission associated with finding an apartment in the White Plains area at a rate not to exceed one month’s rent.

f)             Duplicate Housing Expenses:  You will also be reimbursed for duplicate housing expenses, if any, experienced during the relocation process for a period of up to 90 days based on the mortgage interest payments on your home in Switzerland.

g)           Special Allowance:  You will receive a special allowance of $50,000 gross upon your transfer to the US and an additional $50,000 gross in January 2010.

PLEASE NOTE THAT THE PAYMENT OR REIMBURSEMENT OF MOST RELOCATION EXPENSES WILL BE CONSIDERED TAXABLE INCOME TO YOU.

7.                  Income Tax: You will be provided with income tax preparation assistance from PriceWaterhouseCoopers for the 2009 tax year.  You will be tax equalized in the event you experience double taxation on company source income in Switzerland and the U.S.

8.                 Severance: In the event your employment is involuntarily terminated by the Company without “Cause,” (as defined in the Company’s Equity Incentive Plan) you will receive (upon the release of any employment related claims and covenants in form and substance satisfactory to both you and Bunge) a lump sum payment equivalent to 12 months of your then prevailing base salary plus target annual incentive.

In addition, if the termination is not due to performance, you will also receive a prorated portion of your annual bonus calculated at target level for the year in which the termination occurs.

You are reminded that our agreement includes your promise that:

(i)                      you shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to your employment with the Company, any trade secrets; customer lists; product development and related information; marketing plans and related information; sales plans and related information; operating policies and manuals; business plans; financial records; or other financial, commercial, business or technical information related to the Company or any subsidiary or affiliate thereof unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while you are employed by the Company, or any subsidiary or affiliate thereof in the ordinary course of the performance of your duties;

(iii)                For at least eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any Company agent or employee of the Company, or of any subsidiary or any affiliate thereof to be employed or perform services elsewhere except if you are previously authorized to do so by the CEO of Bunge Limited in writing;

(iv)               For at least eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any employee or agent of the Company, or of any subsidiary or affiliate thereof to cease providing services to the Company, or any subsidiary or affiliate thereof;

(v)                  Following the termination of your employment, you shall provide assistance to and shall cooperate with the Company or any subsidiary or affiliate thereof, upon its reasonable request, with respect to matters within the scope of your duties and responsibilities during your employment with the Company.  (The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate (or cause a subsidiary or affiliate thereof to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities).  The Company agrees that it will reimburse you for reasonable travel expenses (i.e., travel, meals and lodging) that you may incur in providing assistance to the Company hereunder.

This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws, and may not be amended or modified other than by written agreement executed by the parties hereto or their respective successors and legal representatives. In this manner, any litigation or other proceeding commenced by either party to this or obligations hereunder shall be commenced in the federal or state courts of New York.

Ben, Alberto and I are delighted that you have assumed the Development and Sugar and Bioenergy role. If this letter expresses your understanding of our agreement, your signature below will indicate your acceptance of the terms herein.  Should you have any questions do not hesitate to call me.

Vicente Teixeira	In agreement:	/s/ D. Benedict Pearcy
Chief Personnel Officer		D. Benedict Pearcy
Date: March 11, 2010